Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of TherapeuticsMD, Inc. on Form S-3 of our reports dated March 12, 2015, relating to our audits of the consolidated financial statements, as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which appear in the Annual Report on Form 10-K of TherapeuticsMD, Inc. for the year ended December 31, 2014, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

November 5, 2015